CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Alamos Gold Inc.

We consent to the incorporation by reference in this Registration Statement of Alamos Gold Inc. on Form S-8 of our Report of Independent Registered Public Accounting Firm dated February 20, 2019 with respect to the consolidated statements of financial position of Alamos Gold Inc. as of December 31, 2018 and December 31, 2017, the related statements of comprehensive (loss) income, changes in equity and cash flows for each of the years then ended, and related notes, and our Report of Independent Registered Public Accounting Firm dated February 20, 2019 on the effectiveness of internal control over financial reporting of Alamos Gold Inc. as of December 31, 2018.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
June 3, 2019
Toronto, Canada